Bemis Company Reports 2014 First Quarter Results

Neenah, Wisconsin, April 24, 2014 - Bemis Company, Inc. (NYSE:BMS) today reported first quarter 2014 diluted earnings of $0.48 per share, compared to $0.47 per share for the same quarter of 2013. Excluding the items detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings per Share,” adjusted diluted earnings for the first quarter of 2014 would have been $0.58 per share, compared to $0.53 for the same quarter of 2013, an increase of 9.4 percent. Net sales for the first quarter 2014 were $1.2 billion. Excluding the impact of currency, sales increased approximately one percent compared to the first quarter of 2013.

“Bemis achieved record first quarter adjusted earnings per share,” said Henry Theisen, Bemis Company’s Chairman and Chief Executive Officer. “Our first quarter volumes are typically slower as we prepare for the seasonally stronger spring and summer months. This quarter, slightly lower sales volumes were driven by a slowdown in customer demand due to recent weather events in North America and inflationary pressures in Brazil. As we head into the second quarter, we are pleased to see healthy customer order levels, and we are commercializing new business at an accelerated pace to support expected unit volume and profit margin growth in 2014.”

HIGHLIGHTS:

•	Adjusted diluted earnings per share for the first quarter increased 9.4 percent to $0.58, in line with management’s guidance for the quarter.

•	Management announced the planned closure of a Pressure Sensitive Materials plant, resulting in a $25 million pre-tax charge in the first quarter, most of which impacted Cost of Products Sold.

•
Excluding the charge related to the plant closure noted above, gross profit as a percentage of net sales for the first quarter improved sequentially as compared to the fourth quarter of 2013 and was consistent with first quarter 2013 levels.

•	On March 31, 2014, Bemis completed the sale of its Paper Packaging Division. A $9.4 million pre-tax gain was recorded on the sale as part of other non-operating income.

•	Bemis repurchased approximately 1.1 million shares of its common stock at a cost of $43.2 million.

•	Bemis increased its quarterly cash dividend by 4 percent, the 31st consecutive annual increase.

•
Management established adjusted diluted earnings guidance for the second quarter of 2014 in the range of $.61 to $.66 per share and confirmed total year 2014 earnings guidance in the range of $2.40 to $2.55 per share.

BUSINESS SEGMENT RESULTS

U.S. Packaging

U.S. Packaging net sales of $738.2 million for the first quarter 2014 represented a decrease of 1.0 percent compared to the same period of 2013. The prior year Clysar divestiture reduced sales by 2.2 percent. The remaining net sales increase was driven primarily by the benefit of improved price and mix partially offset by a modest decrease in unit sales volume.

U.S. Packaging operating profit for the first quarter of 2014 was $91.8 million, or 12.4 percent of net sales, compared to $86.0 million, or 11.5 percent of net sales, in the same period of 2013. Excluding facility consolidation costs in 2013, segment adjusted operating profit for 2013 would have been $95.4 million, or 12.8 percent of net sales. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) The current period profit reflects the impact of the modest decrease in unit sales volume.

Global Packaging

Global Packaging net sales for the first quarter 2014 of $356.8 million represented a decrease of 3.2 percent compared to the first quarter of 2013. Currency translation decreased net sales by 8.4 percent, primarily driven by the Brazilian Real. The acquisition of our extrusion platform in Foshan, China increased net sales by 4.6 percent. Excluding the impact of currency translation and acquisition, the remaining increase in Global Packaging net sales reflects the benefits of improved price and mix in 2014 partially offset by lower unit sales volumes.

Global Packaging operating profit for the first quarter was $24.1 million, or 6.8 percent of net sales, compared to $25.9 million, or 7.0 percent of net sales, for the same period in 2013. Excluding the impact of facility consolidation program and acquisition-related integration items, segment adjusted operating profit would have been $25.3 million, or 6.9 percent of net sales in 2013. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) The net effect of currency translation decreased operating profit during the first quarter of 2014 by $2.8 million.

Pressure Sensitive Materials

Pressure Sensitive Materials net sales totaled $142.8 million for the first quarter, a 1.6 percent increase from the same period in 2013. Currency translation increased net sales by 1.4 percent compared to the prior year.

Costs associated with a plant closure negatively impacted operating profit for the first quarter by $25 million, resulting in a net operating loss of $14.5 million, compared to operating profit of $7.7 million, or 5.5 percent of net sales, for the first quarter of 2013. Excluding these plant closure costs, segment adjusted operating profit for 2014 would have been $10.5 million, or 7.4 percent of net sales. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”.) The increase in adjusted operating profit during the period reflects strengthening demand in Europe for value-added graphic products sold for advertising and promotional applications and also improved global production efficiencies.

CAPITAL STRUCTURE AND CASH FLOW

Net debt to adjusted EBITDA was 2.1 times at March 31, 2014, consistent with year-end 2013. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as last twelve months adjusted operating income plus depreciation and amortization. Cash flow from operations was $12.5 million for the first quarter of 2014, reflecting the normal seasonality in first quarter cash flows.

2014 OUTLOOK

Commenting on the rest of the year, Theisen stated, “Our outlook for 2014 is unchanged. We continue to aggressively manage our business to improve operating performance and deliver growth in value-added products.”

Management expects adjusted diluted earnings per share for the second quarter of 2014 to be in the range of $0.61 to $0.66.
Management confirmed its guidance for adjusted diluted earnings per share for the full year 2014 in the range of $2.40 to $2.55 per share. This includes an anticipated effective income tax rate for 2014 of approximately 35 percent. Management also confirmed that it expects its total year 2014 cash provided by operating activities to exceed $500 million and capital expenditures to be approximately $175 million.
PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude gains on sales of property and divestitures and certain acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of acquisitions or divestitures, plant closures, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with production relocation, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2013.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2014 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis is included in the S&P 500 index of stocks and reported 2013 net sales of $5.0 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 19,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920)527-5288

Bemis Company Inc.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$1,237.8	$1,255.0
Cost of products sold	1,023.2	1,013.2
Gross profit	214.6	241.8

Operating expenses:
Selling, general and administrative expenses	122.7	130.6
Research and development	13.1	11.3
Facility consolidation and other costs	—	9.3
Other operating income	(0.4)	(1.5)

Operating income	79.2	92.1

Interest expense	16.9	16.6
Other non-operating (income) expense	(12.6)	4.1

Income before income taxes	74.9	71.4

Provision for income taxes	25.7	22.1

Net income	$49.2	$49.3

Basic earnings per share	$0.48	$0.48

Diluted earnings per share	$0.48	$0.47

Cash dividends paid per share	$0.27	$0.26

Weighted average shares outstanding (including participating securities):
Basic	101.5	103.3
Diluted	102.4	104.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$152.2	$141.7
Accounts receivable, net	654.1	615.4
Inventories	665.9	648.5
Prepaid expenses and other current assets	110.5	98.9
Total current assets	1,582.7	1,504.5

Property and equipment, net	1,242.7	1,284.3

Goodwill	1,046.3	1,052.2
Other intangible assets, net	187.0	190.6
Deferred charges and other assets	89.5	78.6
Total other long-term assets	1,322.8	1,321.4

TOTAL ASSETS	$4,148.2	$4,110.2

LIABILITIES

Current portion of long-term debt	$0.1	$0.2
Short-term borrowings	18.4	14.7
Accounts payable	395.0	362.8
Accrued salaries and wages	84.3	99.6
Accrued income and other taxes	56.7	32.3
Other current liabilities	90.5	92.3
Total current liabilities	645.0	601.9

Long-term debt, less current portion	1,441.5	1,421.4
Deferred taxes	258.5	269.8
Other liabilities and deferred credits	126.2	132.3

TOTAL LIABILITIES	2,471.2	2,425.4

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (128.0 and 127.9 shares, respectively)	12.8	12.8
Capital in excess of par value	550.5	548.1
Retained earnings	2,026.8	2,005.1
Accumulated other comprehensive loss	(87.4)	(98.7)
Common stock held in treasury (27.1 and 26.0 shares at cost, respectively)	(825.7)	(782.5)
TOTAL EQUITY	1,677.0	1,684.8

TOTAL LIABILITIES AND EQUITY	$4,148.2	$4,110.2

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$49.2	$49.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47.6	49.2
Excess tax benefit from share-based payment arrangements	(0.4)	—
Share-based compensation	3.5	4.5
Deferred income taxes	(12.5)	5.8
Income of unconsolidated affiliated company	(0.4)	(0.6)
Loss on sale of property and equipment	—	0.2
Net facility consolidation and other costs	—	(1.7)
Gain on divestiture	(9.4)	—
Changes in working capital, excluding effect of acquisitions, divestitures and currency	(56.8)	(100.7)
Changes in other assets and liabilities	(8.3)	2.4

Net cash provided by operating activities	12.5	8.4

Cash flows from investing activities
Additions to property and equipment	(33.5)	(27.2)
Business acquisitions and adjustments, net of cash acquired	—	0.2
Proceeds from sale of property and equipment	2.5	0.3
Proceeds from divestiture	79.8	—

Net cash provided by (used in) investing activities	48.8	(26.7)

Cash flows from financing activities
Repayment of long-term debt	—	—
Net borrowing of commercial paper	13.3	129.2
Net borrowing of short-term debt	5.1	0.1
Cash dividends paid to shareholders	(27.5)	(27.2)
Common stock purchased for the treasury	(43.2)	(35.6)
Excess tax benefit from share-based payment arrangements	0.4	—
Stock incentive programs and related tax withholdings	(1.5)	(12.7)

Net cash (used in) provided by financing activities	(53.4)	53.8

Effect of exchange rates on cash and cash equivalents	2.6	3.1

Net increase in cash and cash equivalents	10.5	38.6

Cash and cash equivalents balance at beginning of year	141.7	114.1

Cash and cash equivalents balance at end of period	$152.2	$152.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
U.S. Packaging
Operating profit before facility consolidation and other costs	$91.8	$95.4
Facility consolidation and other costs	—	(9.4)
Operating profit	91.8	86.0

Global Packaging
Operating profit before facility consolidation and other costs	24.1	25.8
Facility consolidation and other costs	—	0.1
Operating profit	24.1	25.9

Pressure Sensitive Materials
Operating (loss) profit	(14.5)	7.7

Segment operating profit	101.4	119.6

Corporate
General corporate expenses	(22.2)	(27.5)

Operating income	79.2	92.1

Interest expense	16.9	16.6

Other non-operating (income) expense	(12.6)	4.1

Income before income taxes	$74.9	$71.4

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2014	2013
U.S. Packaging
Net sales	$738.2	$746.0

Operating profit as reported	$91.8	$86.0

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	9.4

Operating profit as adjusted	$91.8	$95.4

Operating profit as a percentage of net sales
As reported	12.4%	11.5%
As adjusted	12.4%	12.8%

Global Packaging
Net sales	$356.8	$368.5

Operating profit as reported	$24.1	$25.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	—	(0.1)
Acquisition-related integration costs (2)	—	(0.5)

Operating profit as adjusted	$24.1	$25.3

Operating profit as a percentage of net sales
As reported	6.8%	7.0%
As adjusted	6.8%	6.9%

Pressure Sensitive Materials
Net sales	$142.8	$140.5

Operating (loss) profit as reported	$(14.5)	$7.7

Non-GAAP adjustments:
Plant closure (3)	25.0	—

Operating profit as adjusted	$10.5	$7.7

Operating (loss) profit as a percentage of net sales
As reported	(10.2)%	5.5%
As adjusted	7.4%	5.5%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(3)
Includes employee-related costs (including an estimate for a multiemployer plan settlement), accelerated depreciation, and other costs related to closing our plant in Stow, Ohio (a Pressure Sensitive Materials manufacturing facility).

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended March 31,
	2014	2013
Diluted earnings per share, as reported	$0.48	$0.47

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	—	0.06
Pressure Sensitive Materials plant closure (2)	0.16	—
Gain on divestiture (3)	(0.06)	—

Diluted earnings per share, as adjusted	$0.58	$0.53

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)
Includes employee-related costs (including an estimate for a multiemployer plan settlement), accelerated depreciation, and other costs related to closing our plant in Stow, Ohio (a Pressure Sensitive Materials manufacturing facility).

(3)	Gain on divestiture relates to the sale of the Paper Packaging Division.